UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ____)

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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KOHL’S CORPORATION

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KOHL’S CORPORATION ISSUED THE FOLLOWING PRESS RELEASE ON MAY 3, 2022:

Leading Proxy Advisor Glass Lewis Recommends Shareholders Vote “FOR ALL” of Kohl’s Director Nominees

Glass Lewis states that shareholders would be best served supporting the current Board and its efforts to enhance shareholder value

Acknowledges that Kohl’s Board is running a transparent and robust process and that adding dissident nominees to Board could disrupt the process

Recognizes Company’s strategy as compelling and indicative of a board committed to improving financial results

Kohl’s urges shareholders to protect long-term value by voting “FOR ALL” highly qualified director nominees on the BLUE Proxy Card today

Menomonee Falls, WIS. — May 3, 2022 – Kohl’s Corporation (NYSE: KSS) (“Kohl’s” or the “Company”) today announced that leading proxy advisory firm Glass Lewis has recommended that Kohl’s shareholders vote FOR ALL 13 of the Company’s highly qualified director nominees on the BLUE proxy card for the Annual Shareholder Meeting on May 11, 2022.

Kohl’s is pleased that Glass Lewis recognized the strength of the Company’s Board of Directors. As Glass Lewis stated in its report:

“In sum, we believe shareholders would be best served supporting the current board and its efforts to enhance shareholder value, whether that takes the form of continued oversight of the existing standalone strategy or seeing through the ongoing sale process.”

“In our view, the Company’s board currently comprises a reasonably well-rounded mix of qualified directors who have complementary experience, qualifications and backgrounds across various relevant industries and disciplines.”

Additionally, Glass Lewis noted the transparency and intentionality of the Board’s review of strategic alternatives:

“In our view, and contrary to the Dissident’s assertions, the Company has been reasonably transparent regarding various key aspects of the sale process, and we see no substantive evidence to suggest the board is not actively soliciting/entertaining any and all credible offers.”

Glass Lewis further noted that adding dissident nominees could negatively impact the Board’s ongoing sale process:

“…investors have to consider how the potential election of some or all of the Dissident Nominees might impact the Company’s ongoing sale process, whether that means a delay in the sale process so that the Dissident Nominees can get up to speed with all matters pertaining to the Company, a reworking of the Company’s financial projections that will have to be evaluated and scrutinized by prospective bidders, or a new dual-track process that includes a review of a potential sale-leaseback transaction.”

Glass Lewis also acknowledged that Kohl’s strategy is compelling:

“We consider the Company’s strategic plan to be largely compelling and indicative of a board and management team that is committed to improving the Company’s standalone financial results.”

Kohl’s is further pleased that Glass Lewis acknowledged that the Macellum Advisors GP, LLC (“Macellum”) proposal for a sale leaseback could destroy significant value:

“Simply because a private equity buyer may be considering a sale-leaseback to partially finance a leveraged buyout does not necessarily mean that a sale-leaseback would be a prudent move for the Company on a standalone basis. We also question how potential buyers of the Company would react to the Company pursuing a significant sale-leaseback, as such a move could result in the loss of a potential deal financing source in the context of a takeover proposal…To the best of our knowledge, the Dissident has not highlighted any successful precedents where a retailer has undertaken sale-leasebacks on the scale the Dissident has proposed here.”

Glass Lewis concluded its analysis by recommending in favor of all the Company nominees:

“Accordingly, we recommend that shareholder vote on the Company’s BLUE proxy card FOR the Management Nominees.”

YOUR VOTE IS IMPORTANT!

KOHL’S SHAREHOLDERS: WE STRONGLY URGE YOU TO VOTE FOR ALL 13 OF OUR BOARD NOMINEES TO PROTECT THE VALUE OF YOUR INVESTMENT

VOTE USING THE BLUE CARD TODAY

If you have any questions, or need assistance in voting your shares, please call our proxy solicitor:

INNISFREE M&A INCORPORATED

TOLL-FREE, at 1-877-687-1874

BANKS AND BROKERS MAY CALL COLLECT, at 1-212-750-5833

Cautionary Statement Regarding Forward-Looking Information

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements, including statements regarding the outcome and timing of the strategic review process, are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements, and there can be no guarantee that the process will result in an agreement to sell the Company or that any such agreement will ultimately be consummated. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer. With more than 1,100 stores in 49 states and the online convenience of Kohls.com and the Kohl’s App, Kohl’s offers amazing national and exclusive brands at incredible savings for families nationwide. Kohl’s is uniquely positioned to deliver against its strategy and its vision to be the most trusted retailer of choice for the active and casual lifestyle. Kohl’s is committed to progress in its diversity and inclusion pledges, and the company’s environmental, social and corporate governance (ESG) stewardship. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

Lex Suvanto, (646) 775-8337, lex.suvanto@edelman.com